INVESTMENT MANAGEMENT AGREEMENT

INVESTMENT MANAGEMENT AGREEMENT, entered into on December 9, 2021, between PIMCO Access Income Fund (the “Fund”), a closed-end management investment company organized as a Massachusetts business trust, and Pacific Investment Management Company LLC (“PIMCO”), effective as of December 9, 2021, 2021 (the “Effective Date”).

WHEREAS, the Fund is registered with the Securities and Exchange Commission (“SEC”) as a closed-end management investment company under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “1940 Act”); and

WHEREAS, PIMCO is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder (the “Advisers Act”); and

WHEREAS, the Fund desires to retain PIMCO to render investment advisory, supervisory and administrative services and certain other services hereunder with respect to the Fund; and

WHEREAS, the Fund engages in the business of investing and reinvesting its assets in the manner and in accordance with the investment objectives, policies and restrictions applicable to the Fund; and

WHEREAS, PIMCO is willing to furnish investment advisory, supervisory and administrative services and other services, and/or to arrange for such services, in the manner and on the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.        Appointment. The Fund hereby appoints PIMCO to provide the investment advisory services to the Fund and to provide or procure the supervisory and administrative and other services for the period and on the terms set forth in this Agreement, as amended or supplemented from time to time. PIMCO accepts such appointment and agrees during such period to render the services herein set forth for the compensation herein provided.

2.        Duties. (a) PIMCO shall, at its expense, (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this Agreement and (ii) provide all services, equipment and facilities necessary to perform its obligations under this Agreement. PIMCO may from time to time seek research assistance and rely on investment management resources available to it through its affiliated companies.

3.        Investment Advisory Services. (a) PIMCO shall provide to the Fund investment guidance and policy direction in connection with the management of the Fund, including oral and written research, analysis, advice, and statistical and economic data and information.

Consistent with the investment objectives, policies and restrictions applicable to the Fund, PIMCO will determine the securities and other assets to be purchased or sold or the other techniques to be utilized (including, but not limited to, the incurrence of leverage and securities lending) by the Fund and will determine what portion of the Fund shall be invested in securities or other assets, and what portion, if any, should be held uninvested.

The Fund will have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to investment advisory clients of PIMCO. It is understood that PIMCO will not, to the extent inconsistent with applicable law, use any material nonpublic information pertinent to investment decisions undertaken in connection with this Agreement that may be in its possession or in the possession of any of its affiliates.

(b)        As manager of the assets of the Fund, PIMCO shall make investments for the account of the Fund in accordance with PIMCO’s best judgment and within the Fund’s investment objectives, policies and restrictions, the 1940 Act, any applicable SEC exemptive relief, no-action letters or other guidance, and the provisions of the Internal Revenue Code of 1986, as amended, relating to regulated investment companies, subject to policy decisions adopted by the Fund’s Board of Trustees.

(c)        PIMCO shall furnish to the Fund’s Board of Trustees periodic reports on the investment performance of the Fund and on the performance of its investment advisory obligations under this Agreement and shall supply such additional reports and information as the Fund’s officers or Board of Trustees shall reasonably request.

(d)        On occasions when PIMCO deems the purchase or sale of a security to be in the best interest of the Fund as well as other of its clients, PIMCO, to the extent permitted by applicable law, may, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to seek to obtain the best execution of the order or lower brokerage commissions or other transaction costs, if any. PIMCO may also on occasion purchase or sell a particular security or other investment for one or more clients in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by PIMCO in the manner it considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(e)        PIMCO may cause the Fund to pay a broker that provides brokerage and research services to PIMCO a commission for effecting a securities transaction in excess of the amount another broker might have charged. Such higher commissions may not be paid unless PIMCO determines in good faith that the amount paid is reasonable in relation to the services received in terms of the particular transaction or PIMCO’s overall responsibilities to the Fund and any other of PIMCO’s clients.

(f)        PIMCO may itself, or may cause the Fund to, commence, join in, consent to or oppose the reorganization, recapitalization, consolidation, sale, merger, foreclosure, liquidation or readjustment of the finances of any person or the securities or other property thereof, and to deposit any securities or other property with any protective, reorganization or similar committee. Without limiting the generality of the foregoing, PIMCO may represent the Fund on a creditors’ (or similar) committee.

(g)        PIMCO shall have sole authority to exercise whatever powers the Fund may possess with respect to any of the assets of the Fund, including, but not limited to, the right to vote proxies, the power to exercise rights, options, warrants, conversion privileges and redemption privileges, and to tender securities pursuant to a tender offer.

4.        Supervisory and Administrative Services. Subject to the general supervision of the Fund’s Board of Trustees, PIMCO shall provide or cause to be furnished all supervisory and administrative and other services reasonably necessary for the operation of the Fund, but not including underwriting or distribution services.

(a)        The supervisory and administrative services to be provided by PIMCO shall include the following for the Fund:

    (i)        PIMCO shall supervise and coordinate matters relating to the operation of the Fund, including any necessary coordination among the custodian, transfer agent, dividend disbursement agent and recordkeeping agent (including pricing and valuation of the Fund), accountants, attorneys, auction agents, and other parties performing services or operational functions for the Fund. In connection with the supervision of the pricing and valuation of the Fund, PIMCO shall establish such systems and procedures as are necessary to carry out this function, including systems and procedures relating to defaulted securities; forensic reporting and monitoring of securities and derivatives pricing, including checks and balances against internal models and external pricing services; tracking and reviewing fair valued securities; supervising pricing vendors; monitoring for significant events occurring after the close of trading that may affect the value of portfolio holdings; and establishing net asset value estimation processes in the event the custodian cannot produce a net asset value for shares of beneficial interest (“Shares”) of the Fund.

    (ii)        PIMCO shall provide, or cause a third party that is either affiliated or unaffiliated with PIMCO or the Fund (in either case, a “third party”) to provide, the Fund, at PIMCO’s expense, with adequate personnel, office space, communications facilities, and other facilities necessary for the effective supervision and administration of the Fund as contemplated in this Agreement as well as provide, or cause a third party to provide, the Fund, at PIMCO’s expense, with the services of a sufficient number of persons competent to perform such supervisory and administrative and clerical functions as are necessary for compliance with federal securities laws and other applicable laws.

    (iii)        PIMCO shall maintain or supervise the maintenance by third parties of such books and records of the Fund as may be required by applicable federal or state law.

    (iv)        PIMCO shall prepare or supervise the preparation by third parties of all federal, state, local, and foreign tax returns and reports of the Fund required by applicable law.

    (v)        PIMCO or an appointed third party shall prepare, file, and arrange for the distribution of proxy materials and periodic reports to financial intermediaries who hold Shares of the Fund in nominee name or shareholders of the Fund as required by applicable law and/or as agreed to with such financial intermediary or shareholder, as applicable.

    (vi)        PIMCO or an appointed third party shall prepare and arrange for the filing of such registration statements and other documents with the SEC and other federal and state or other regulatory authorities, securities exchanges and self-regulatory organizations as may be required to register the Shares of the Fund, maintain the listing of the Shares of the Fund that are listed for trading on a securities exchange, if any, and qualify the Fund to do business or as otherwise required by applicable law. PIMCO shall maintain registration of the Fund’s Shares in such other jurisdictions as it deems necessary and appropriate. PIMCO shall maintain a review and certification program and internal controls and procedures in accordance with relevant provisions of the Sarbanes-Oxley Act of 2002 as applicable to registered investment companies. PIMCO shall maintain systems necessary to provide or procure required disclosure in the Fund’s registration statements, shareholder reports, proxy statements, reports to securities exchanges, and similar regulatory documents, and Fund proxy voting information.

    (vii)        PIMCO shall take, or cause a third party to take, such other action with respect to the Fund as may be required by applicable law, including without limitation the rules and regulations of the SEC, the Commodity Futures Trading Commission, securities exchanges on which the Fund’s Shares are listed for trading, state securities commissions and other governmental and regulatory agencies. Such actions shall include, but are not limited to, establishment and maintenance of a compliance program in accordance with Rule 38a-1 under the 1940 Act, support of the Fund’s Chief Compliance Officer, and systems and procedures necessary to effectuate the compliance program.

    (viii)        PIMCO shall provide, or cause a third party to provide, the Fund with administrative services to shareholders, as necessary, including: the maintenance of a shareholder information telephone number; the provision of certain statistical information and performance of the Fund; an internet website (if requested); and maintenance of privacy protection systems and procedures. Notwithstanding the foregoing, PIMCO may procure or delegate provision of these services to third parties.

(b)        Other Services. PIMCO shall also procure on behalf of the Fund, and at the expense of PIMCO, the following persons to provide services to the Fund: (i) a custodian or custodians for the Fund to provide for the safekeeping of the Fund’s assets; (ii) a recordkeeping agent to maintain the portfolio accounting records for the Fund; (iii) a transfer agent for the Fund; and (iv) a dividend disbursing agent or registrar for the Fund. The Fund and/or PIMCO may be a party to any agreement with any of the persons referred to in this Section 4(b).

(c)        Personnel. PIMCO shall also make its officers and employees available to the Board of Trustees and officers of the Fund for consultation and discussions regarding the supervision and administration of the Fund and services provided to the Fund under this Agreement.

(d)        Standards; Reports. In performing these supervisory and administrative services, PIMCO, with respect to the Fund:

    (i)        shall conform with the 1940 Act, with the Advisers Act, with all other applicable federal, state and foreign laws and regulations, with all applicable rules and regulations of securities exchanges on which the Fund’s Shares may be listed for trading, if any, with any applicable procedures adopted by the Fund’s Board of Trustees, and, to the extent then currently applicable, with the provisions of the Fund’s Registration Statement filed on Form N-2 as supplemented or amended from time to time;

    (ii)        will make available to the Fund, promptly upon request, any of the Fund’s books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with PIMCO’s services under this Agreement that may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations; and

    (iii)        will regularly report to the Fund’s Board of Trustees on the supervisory and administrative services provided under this Agreement and will furnish the Fund’s Board of Trustees with respect to the Fund such periodic and special reports as the Trustees or officers of the Fund may reasonably request.

5.        Calculation of Fees. Beginning on the initial effective date of the Fund’s Registration Statement filed on Form N-2, the Fund will pay to PIMCO as compensation for PIMCO’s services rendered, for the facilities furnished and for the expenses borne by PIMCO pursuant to Section 6 of this Agreement, a fee, computed and paid monthly, at the annual rate for the Fund set forth in Schedule A.

The average daily total managed assets of the Fund shall be determined by taking an average of all the determinations of such amount during such month at the close of business on each business day during such month while this Agreement is in effect. Such fee shall be payable for each month within 5 business days after the end of such month. If the fees payable to PIMCO pursuant to this Section 5 with respect to the Fund begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees payable by the Fund for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be pro-rated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs.

In the event that PIMCO has agreed to a fee waiver or an expense limitation or reimbursement arrangement with the Fund, subject to such terms and conditions as PIMCO and the Fund may set forth in such agreement, the compensation due PIMCO hereunder shall be reduced, and, if necessary, PIMCO shall bear expenses with respect to the Fund, to the extent required by such fee waiver or expense limitation or reimbursement arrangement.

6.        Allocation of Expenses. During the term of this Agreement, PIMCO will pay all expenses incurred by it in connection with its obligations under this Agreement with respect to the Fund, except such expenses as are assumed by the Fund under this Agreement. PIMCO assumes and shall pay for maintaining its staff and personnel and shall, at its own expense provide the equipment, office space, office supplies, including stationary, and facilities necessary to perform its obligations under this Agreement, including, but not limited to, communications facilities, computer systems and applications, internet access, and a web servicing platform and internet website.

(a)        PIMCO Expenses. In addition, except as provided in (b) below, PIMCO shall bear the following expenses under this Agreement with respect to the Fund:

    (i)        Expenses of all audits by the Fund’s independent public accountants;

    (ii)        Expenses of the Fund’s transfer agent, registrar, dividend disbursing agent, and recordkeeping agent;

    (iii)        Expenses of the Fund’s custodial services, including any recordkeeping services provided by the custodian;

    (iv)        Expenses of obtaining quotations for calculating the value of the Fund’s net assets;

    (v)        Expenses of maintaining the Fund’s tax records;

    (vi)        Expenses and fees, including legal fees, incident to meetings of the Fund’s shareholders; the preparation, printing and distribution of the Fund’s prospectuses, notices and proxy statements, press releases and reports to existing shareholders; the preparation and filing of registration statements and updates thereto and reports with regulatory bodies; the maintenance of the Fund’s existence and qualification to do business; and expenses (including Share registration fees) of issuing, redeeming, registering and qualifying for sale, Shares with federal and state securities authorities; and the expense of qualifying and listing Shares with any securities exchange or other trading system;

    (vii)        The Fund’s ordinary legal fees, including the legal fees that arise in the ordinary course of business for a Massachusetts business trust, registered as a closed-end management investment company and listed for trading with a securities exchange or other trading system;

    (viii)        Costs of printing certificates representing Shares of the Fund, if any;

    (ix)    The Fund’s pro rata portion of the fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums; and

    (x)        Costs and expenses associated with the making of an Eligible Tender Offer (as defined in the Fund’s Amended and Restated Agreement and Declaration of Trust, as amended), other than brokerage and related transaction costs associated with the disposition of portfolio investments in connection with the Eligible Tender Offer.

(b)        Fund Expenses. Except as otherwise agreed in writing, the Fund shall bear the following expenses:

    (i)        Salaries and other compensation or expenses, including travel expenses, of any of the Fund’s executive officers and employees, if any, who are not officers, directors, shareholders, members, partners or employees of PIMCO or its subsidiaries or affiliates;

    (ii)        Taxes and governmental fees, if any, levied against the Fund;

    (iii)        Brokerage fees and commissions, and other portfolio transaction expenses incurred by or for the Fund (including, without limitation, (a) fees and expenses of, except as provided in Section 6(a) above, outside legal counsel or third-party consultants retained in connection with reviewing, negotiating, structuring, acquiring, disposing of and/or terminating specialized loans and other investments made by the Fund, (b) any costs associated with originating loans, asset securitizations, alternative lending-related strategies, and (c) so-called “broken-deal costs” (e.g., fees, costs, expenses and liabilities, including, for example, due diligence-related fees, costs, expenses and liabilities, with respect to unconsummated investments). For these purposes, it is understood that “portfolio transaction expenses” shall be interpreted broadly to include, by way of example and without limitation, any expenses relating to the Fund’s investments (including those made by a subsidiary of the Fund) in commercial and residential real estate, including land, for-sale and for-rent housing, office, hotel, retail and industrial investments, and/or any other expenses incurred by a direct or indirect portfolio investment of the Fund, such as expenses paid directly by a portfolio investment and other expenses that are capitalized or otherwise embedded into the cost basis of a portfolio investment;

    (iv)        Expenses of the Fund’s securities lending (if any), including any securities lending agent fees, as governed by a separate securities lending agreement;

    (v)        Costs, including interest expenses, of borrowing money or engaging in other types of leverage financing including, without limitation, through the use by the Fund of reverse repurchase agreements, dollar rolls/buy backs, bank borrowings, credit facilities and tender option bonds;

    (vi)        Costs, including dividend and/or interest expenses and other costs (including, without limitation, offering and related legal costs, fees to brokers, fees to auction agents, fees to transfer agents, fees to ratings agencies and fees to auditors associated with satisfying ratings agency requirements for preferred shares or other securities issued by the Fund and other related requirements in the Fund’s organizational documents) associated with the Fund’s issuance, offering, redemption and maintenance of preferred shares, commercial paper or other instruments (such as the use of reverse repurchase agreements, dollar rolls/buy backs, bank borrowings, credit facilities and tender option bonds) for the purpose of incurring leverage;

    (vii)        Fees and expenses of any underlying funds or other pooled vehicles in which the Fund invests (except as otherwise agreed to between PIMCO and any such fund or vehicle);

    (viii)        Dividend and interest expenses on short positions taken by the Fund;

    (ix)        Fees and expenses, including travel expenses, and fees and expenses of legal counsel retained for their benefit, of Trustees who are not officers, employees, partners, shareholders or members of PIMCO or its subsidiaries or affiliates;

    (x)        Extraordinary expenses, including extraordinary legal expenses, as may arise, including, without limitation, expenses incurred in connection with litigation, proceedings, other claims, and the legal obligations of the Fund to indemnify its Trustees, officers, employees, shareholders, distributors, and agents with respect thereto;

    (xi)        Fees and expenses, including legal, printing and mailing, solicitation and other fees and expenses associated with and incident to shareholder meetings and proxy solicitations involving contested elections of Trustees, shareholder proposals or other non-routine matters that are not initiated or proposed by Fund management;

    (xii)        Organizational and offering expenses of the Fund, including registration (including Share registration fees), legal, marketing, printing, accounting and other expenses, associated with organizing the Fund in its state of jurisdiction and in connection with the initial registration of the Fund under the 1940 Act and the initial registration of its Shares under the Securities Act of 1933, as amended (the “Securities Act”), and with respect to Share offerings, such as rights offerings and shelf offerings, following the Fund’s initial offering; expenses associated with tender offers and other Share repurchases and redemptions; and fees and expenses associated with seeking, applying for and obtaining formal exemptive, no-action and/or other relief from the SEC in connection with the operation of a managed distribution plan; and

    (xiii)        Expenses of the Fund that are capitalized in accordance with generally accepted accounting principles.

Without limiting the generality or scope of the foregoing, it is understood that the Fund may bear expenses under this paragraph (b) either directly or indirectly through contracts or arrangements with PIMCO or an affiliated or unaffiliated third party.

7.        Effectiveness and Termination. (a) This Agreement shall take effect with respect to the Fund as of the close of business on the Effective Date, and shall remain in effect, unless sooner terminated as provided herein, until the earlier of two years from the Effective Date or such earlier date as determined by resolution of the Fund’s Board of Trustees, and shall continue thereafter on an annual basis with respect to the Fund; provided that such continuance is specifically approved at least annually (i) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Fund’s Board of Trustees; and (ii) by the vote, cast in person at a meeting called for such purpose, of a majority of the Fund’s Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party and who have no direct or indirect financial interest in the operation of this Agreement; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, PIMCO may continue to serve hereunder with respect to the Fund in a manner consistent with the 1940 Act. This Agreement may not be materially amended with respect to the Fund without a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund. This Agreement may be amended from time to time to add new funds without a vote of the shareholders of the Fund.

(b)        This Agreement may be terminated, with respect to the Fund, at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by a vote of a majority of the Fund’s entire Board of Trustees on 60 days’ written notice to PIMCO, or by PIMCO on 60 days’ written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

8.        Liability. PIMCO shall give the Fund the benefit of PIMCO’s best judgment and efforts in rendering services under this Agreement. PIMCO may rely on information reasonably believed by it to be accurate and reliable. As an inducement for PIMCO’s undertaking to render services under this Agreement, the Fund agrees that neither PIMCO nor its members, officers, directors, or employees shall be subject to any liability for, or any damages, expenses or losses incurred in connection with, any act or omission or mistake in judgment connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in performance of PIMCO’s duties, or by reason of reckless disregard of PIMCO’s obligations and duties under this Agreement. This provision shall govern only the liability to the Fund of PIMCO and that of its members, officers, directors, and employees, and shall in no way govern the liability to the Fund or PIMCO or provide a defense for any other person including persons that provide services for the Fund as described in this Agreement.

9.        Non-Exclusivity. The services of PIMCO to the Fund under this Agreement are not to be deemed exclusive as to PIMCO and PIMCO will be free to render similar services to other investment companies and other clients. Except to the extent necessary to perform PIMCO’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of PIMCO, or any affiliate of PIMCO, or any employee of PIMCO, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

10.        Independent Contractor. PIMCO shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Trustees of the Fund from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed its agent.

11.        Use of Name. It is understood that the names “Pacific Investment Management Company LLC” or “PIMCO” or any derivative thereof or logo associated with those names and other servicemarks and trademarks owned by PIMCO and its affiliates are the valuable property of PIMCO and its affiliates, and that the Fund may use such names (or derivatives or logos) only as permitted by PIMCO.

12.        Fund Obligation. A copy of the Amended and Restated Agreement and Declaration of Trust of the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Fund by an officer of the Fund as an officer and not individually and that the obligations imposed on the Fund by this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

13.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

14.        Miscellaneous. This Agreement shall be governed by the laws of The Commonwealth of Massachusetts; provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or any rule or order of the SEC under either of the foregoing, or the Commodity Exchange Act, or any rule or order of the Commodity Futures Trading Commission thereunder.

(a)        Exclusive jurisdiction over any action, suit, or proceeding under, arising out of, or relating to this Agreement shall lie in the federal and state courts within The Commonwealth of Massachusetts, and each party hereby waives any objection it may have at any time to the laying of venue of any such proceedings brought in any such courts, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that any such court does not have jurisdiction over that party.

(b)        If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereto, such provisions with respect to other parties hereto shall not be affected thereby.

(c)        The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

(d)        No person other than the Fund and PIMCO is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Fund (including without limitation any shareholder in the Fund) any direct, indirect, derivative, or other rights against PIMCO, or (ii) create or give rise to any duty or obligation on the part of PIMCO (including without limitation any fiduciary duty) to any person other than the Fund, all of which rights, benefits, duties, and obligations are hereby expressly excluded. If another fund or funds are added to this Agreement, this provision shall be interpreted to apply to each such fund as it applies to the Fund hereunder, in each case on a separate (and neither jointly nor joint and several) basis with respect to the Fund and each such other fund.

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IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative under seal as of the date first written above.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC
By: /s/ Peter G. Strelow
Name: Peter G. Strelow Title: Managing Director

PIMCO ACCESS INCOME FUND
By: /s/ Eric D. Johnson
Name: Eric D. Johnson Title: President

SCHEDULE A

(as of December 9, 2021)

Fund	Effective Date	Fee
PIMCO Access Income Fund	December 9, 2021	1.25% of the Fund’s average daily “total managed assets.” Total managed assets includes total assets of the Fund (including any assets attributable to any reverse repurchase agreements, dollar rolls/buy backs, borrowings and preferred shares that may be outstanding) minus accrued liabilities (other than liabilities representing reverse repurchase agreements, dollar rolls/buy backs and borrowings). By way of clarification, with respect to any reverse repurchase agreement or similar transaction, “total managed assets” includes any proceeds from the sale of an asset of the Fund to a counterparty in such a transaction, in addition to the value of the underlying asset as of the relevant measuring date.